SETTLEMENT AGREEMENT

         This Settlement Agreement (this "Agreement") is made and entered effective as of December 6, 2002 (the "Effective Date"), by and between America Online, Inc., Delaware corporation with its principal place of business at 22000 AOL Way, Dulles, Virginia 20166-9323, including its "Affiliates" (as that term is defined below) (collectively "AOL"), and Zi Corporation, an Alberta corporation, having its principal place of business at Suite 2100, 840 - 7 Avenue SW, Calgary, Alberta Canada T2P 3G2, and Zi Corporation of America, Inc. a Nevada Corporation, having is principal place of business at Two Embarcadero Center, Suite 2320, San Francisco, CA USA 94111 including its "Affiliates" (as that term is defined below) (collectively "Zi"). AOL and Zi are referred to collectively as the "Parties" herein.

TERMS OF AGREEMENT

         For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.0     Certain Definitions.

As used in this Agreement, the term:

1.1     "Affiliates" means: each of the Parties' respective parents (owning greater than fifty percent (50%) of a Party), affiliates (of which greater than fifty percent (50%) is owned by a Party's parent company or by a subsidiary of a Party's parent company) and subsidiaries (of which greater than fifty percent (50%) is owned by a party or another of its subsidiary companies); each of the Parties' and its respective parents', affiliates' and subsidiaries' directors, officers, employees, agents, representatives, insurers and attorneys, in and to the extent of their capacity as such; and, all of the Parties' and the foregoing's respective predecessors, successors, heirs, executors, administrators and assigns (except as limited by Section 23 (Assignment)). Without limiting the foregoing and without other limitation: Affiliates of AOL shall include AOL-Time Warner and all subsidiaries thereof; and Affiliates of Zi shall include Zi Corporation and Zi Corporation of America, Inc. and all subsidiaries thereof. With respect to each Party, its Affiliates shall also be deemed to include any entity in which that Party beneficially owns more than NINETEEN PERCENT (19%) of the equity interest therein and which operates under a trademark owned or controlled by that Party.

1.2     "Lawsuit" means: Civil Case Number C 00-0989 MMC in the United States District Court for the Northern District of California, San Francisco Division (captions for which include Tegic Communications, Inc. v. Zi Corporation and Zi Corporation of America, Inc.).

Execution Version

1.3      "Person" means: any individual, corporation, partnership, limited liability company, governmental authority, association, joint venture, division or other cognizable entity, whether or not having distinct legal personality.

1.4      "Court" means the United States District Court for the Northern District of California, San Francisco Division, the forum for the Lawsuit.

2.0     Zi's Cash Payments to AOL.

2.1     Subject to the terms set forth in this Agreement, Zi shall pay Nine Million United States Dollars ($9,000,000) (the "Payment Amount") to AOL within ten days after a demand is made by AOL to Zi. If Zi makes each of the Scheduled Payments (as defined hereinafter) in full, in the manner set forth below, and by the deadlines set forth for each such Scheduled Payment, and without any offset, recoupment, counterclaim or other deduction of any sort whatsoever, then after all such Scheduled Payments have been fully and timely made, the remainder of the Payment Amount shall automatically and forever, without further action by any Party, be forgiven and released and shall no longer be owed by Zi (the "Release").

2.2     Subject to sections 2.4 and 2.5, the Payment Amount will be paid as follows:

         * to be received by AOL by no later than *;

         * to be received by AOL by no later than *;

         * to be received by AOL by no later than *; and

         * to be received by AOL by no later than January 2, 2004,

(collectively, the "Scheduled Payments").

2.3     Payment shall be made to the order of America Online, Inc. by certified cheque or certified bank draft delivered to the address set out in section 10.1 hereof, or via wire transfer, with a concurrent fax notification to Seth Brown, Legal Department, America Online, Inc. (fax) 703-265-1075. The pertinent wire information is as follows:

JP Morgan

1 Chase Manhattan Plaza

New York, NY 10081

ABA # 021000021

Account # 323070752

America Online, Inc.

2.2

*Amounts and dates in this section have been omitted pursuant to a confidential treatment application filed with the Securities and Exchange Commission concurrent with the public filing of this document.

Execution Version

2.4     If for any reason whatsoever any of the Scheduled Payments is not made in full and on or before the deadline set forth above for each Scheduled Payment, and in strict compliance with the terms set forth above, then ten calendar days following the deadline set forth above if such Scheduled Payment has not been made in the amount and manner required, then the entire remainder of the Payment Amount shall be owed by Zi to AOL and the Release shall not occur. For the sake of clarity, there shall be no ten-day cure period applicable to the first Scheduled Payment set forth in Section 2.2.

2.5     AOL will forbear from making demand for the balance of the Payment Amount unless and until Zi has defaulted in the payment of the Scheduled Payments in full and on time and such payment default has continued for a period of ten calendar days according to the terms set forth above or Zi has defaulted under its obligations in Sections 2, 4 or 7 of this Agreement.

2.6     Notwithstanding anything to the contrary in this Agreement, if (a) Zi fails to fully and timely comply with Sections 2 and 4of this Agreement; or (b) Zi is in violation of the Judgment or AOL's rights thereunder, or (c) Zi or any other person or entity files any suit or other action seeking to avoid any payment made by Zi to AOL or seeking to require AOL to disgorge or return any payment made by Zi, including without limitation any Scheduled Payments; and ten calendar days have passed without cure by Zi, then the entire remainder of the Payment Amount shall be immediately owed by Zi to AOL and the Release shall not occur.

2.7     Zi hereby releases, waives, and discharges any and all claims (known and unknown), suits, actions, causes of action, rights, demands, obligations, debts or liabilities of any kind whatsoever relating to patent infringement, enforceability, or validity against AOL and each of its officers, directors, employees, affiliates, attorneys, advisors, representatives, successors, assigns, and Affiliates (including without limitation Tegic Communications Corporation) (collectively, "Zi Released Claims"), arising in the United States prior to the date of execution of this Agreement, and Zi shall not assert any such Zi Released Claims in any forum.

2.8     Upon the occurrence of the Release, AOL releases, waives, and discharges any and all claims (known and unknown), suits, actions, causes of action, rights, demands, obligations, debts or liabilities of any kind whatsoever relating to patent infringement, enforceability, or validity against Zi and each of its officers, directors, employees, affiliates, attorneys, advisors, representatives, successors, assigns, and Affiliates (collectively, "AOL Released Claims"), arising in the United States prior to the date of execution of this Agreement, and AOL shall not assert any such AOL Released Claims in any forum.

2.9     Concurrently with the execution of this Agreement by the Parties, (i) Zi Corporation shall execute and deliver to AOL the Security Agreement attached hereto as Exhibit B (Canadian security agreement), and (ii) Zi Corporation of America, Inc. shall execute and deliver to AOL the Security Agreement attached hereto as Exhibit C (US security agreement).

Execution Version

2.10     Zi shall, and hereby agrees at its expense, to do such further things, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and to take all such actions as AOL may from time to time reasonably request for the better assuring and preserving of the liens and security interests and the rights and remedies created hereby or set forth or described herein, including but not limited to, (a) the execution and delivery of such additional notes, security agreements, conveyances, assignments, documents and instruments as AOL may reasonably request, and (b) the payment of any fees and taxes required in connection with the execution and delivery of any such documents, agreements, or instruments, the granting of the security interests created hereby and/or the execution, filing and recordation of any financing statements (including fixture filings), or other documents as AOL may deem reasonably necessary or desirable for the perfection of the security interests provided for and granted hereunder.

3.0     Limited Covenant Not To Sue on Adjudicated Version 4.5 Functionality.

3.1     *

3.2     *

3.3     *

4.0     Détente

4.1     Subject to the limitations expressly set forth below and provided that AOL is in compliance with the AOL Détente Covenant (as defined below), Zi hereby covenants to AOL that Zi will not bring or file suit, take any action adverse to AOL or its Affiliates before an administrative body, or otherwise assert any claim against AOL (including its Affiliates) in or before any court, arbitrator, tribunal or administrative agency in any country of the world, based upon or arising out of any matters relating to patent validity, enforceability or infringement during a six (6) month period commencing as of the Effective Date (the "Zi Détente Covenant").

4.2     *

4.3     *

4.4     *

4.5     *

3.1, 3.2, 3.3

* The language of these sections has been omitted pursuant to a confidential treatment application filed with the Securities and Exchange Commission concurrent with the public filing of this document.

4.2, 4.3, 4.4, 4.5

* The language of these sections has been omitted pursuant to a confidential treatment application filed with the Securities and Exchange Commission concurrent with the public filing of this document.

Execution Version

5.0     Entry of Judgment and Dismissal of the Lawsuit.

Promptly following, but not later than five (5) business days following, the exchange among the Parties of signed copies of this Agreement and payment of * to AOL pursuant to Section 2.0, each of the Parties, jointly and/or separately, shall enter the Judgment attached as Exhibit A hereto, dismiss with prejudice and/or move the court for dismissal with prejudice of the Lawsuit and of all matters at issue in the Lawsuit. The Parties shall reasonably cooperate with one another to enter the Judgment, obtain dismissal with prejudice of the Lawsuit and will reasonably cooperate with one another to prepare and/or sign any other documents, motions, proposed orders and/or proposed entries reasonably necessary to achieve such entry of the Judgment and dismissal.

6.0     Admission.

6.1      Zi agrees that the U.S. Patents numbered 5,818,437 and 6,011,554 are valid and enforceable, and Zi has infringed the patents.

7.0     Nondisclosure.

7.1      Except (i) as specifically described in Sections 7.1, 7.2 and 7.3 of this Agreement, (ii) as required by law (including applicable securities laws and regulations), (iii) as required to assert its rights hereunder, (iv) as required for disclosures to its own officers, directors, employees and professional advisers on a "need-to-know" basis, or (v) under an obligation of confidentiality no less stringent than as set forth in this Paragraph 7.1, to prospective investors, investment bankers, financial institutions or other lenders or potential acquirors, each party hereto agrees that neither it nor its directors, officers, employees, consultants or agents shall disclose the existence of this Agreement, the terms or drafts of this Agreement, or any matters relating to this Agreement (all of which are deemed "Confidential Information") without the prior written consent of the other party. For greater certainty, without limiting the foregoing, AOL will not object to Zi's dissemination on a one-time basis, for purposes of compliance with applicable securities laws, regulations and stock exchange requirements, immediately following execution of this Agreement by the Parties and payment of the first Scheduled Payment to AOL, a press release in the form attached hereto as Exhibit D.

7.2      Both Parties shall refrain from any press releases or other publicity reflecting negatively on the other related to the Lawsuit. Each party shall refrain from voluntarily cooperating with third parties related to disputes, litigation, defenses, claims, settlement discussions, patent validity, patent infringement or patent license disputes involving the other party and arising in the United States, unless either party is contractually obligated to assist, defend or indemnify such third parties for the dispute, litigation or claim at issue.

5.0

* The amount in this section has been omitted pursuant to a confidential treatment application filed with the Securities and Exchange Commission concurrent with the public filing of this document.

Execution Version

7.3      Zi may disclose to a Zi customer or potential customer, pursuant to a binding and enforceable non-disclosure agreement or contract containing binding and enforceable confidentiality terms, the attached Exhibit E, or in the alternative, Zi may choose to represent and warrant in its confidential contracts with its customers (which contain binding and enforceable confidentiality terms) that Zi and its customers will not be sued pursuant to the terms of Section 3 above. All other terms of this Agreement shall remain strictly confidential.

7.4     Tegic may disclose to a Tegic customer or potential customer under a binding and enforceable non-disclosure agreement or contract containing binding and enforceable confidentiality terms the attached Exhibit E. All other terms of the settlement shall remain strictly confidential.

7.5      Upon receipt and deposit of each of the Scheduled Payment(s), AOL will confirm in writing upon request within ten (10) days the receipt of the Scheduled Payment(s).

8.0     For Settlement and Settlement Discussion Purposes.

8.1     This Agreement, drafts of the Agreement, the matters referred to herein, any communications exchanged between Zi and AOL or their attorneys or employees relating to this Agreement, and any documents or other materials shown or exchanged during the course of discussions regarding this Agreement have been for confidential settlement discussion purposes only, shall be treated as evidence of conduct or statements made in settlement negotiations, are and shall be subject to the provisions of Rule 408 of the Federal Rules of Evidence (and any applicable corresponding national, state, local or other such rule or privilege). For the sake of clarity, this section shall not be read to conflict with the Nondisclosure provisions of Section 7.0 of this Agreement.

9.0     Independence of the Parties and Certain Exclusions.

9.1     The Parties are independent and neither party shall be deemed an agent of the other in connection with the exercise of any rights hereunder, except to the extent, if any, necessary to fulfill the terms set forth in this Settlement Agreement, and neither party shall have any right or authority to assume or create any obligation or responsibility on behalf of the other.

9.2     Nothing in this Agreement shall be construed as requiring either party to provide the other with any know-how, technical assistance, marketing assistance, or in any manner assist the other in the manufacture, use or sale of products or exercise of any right hereunder.

9.3     Except as expressly set forth in this Agreement, nothing in this Agreement shall be construed as a grant from one of the Parties to the other of any rights in or to any other property, tangible or intangible, including without limitation copyrights, trademarks and trade secrets.

Execution Version

10.0     Notices.

10.1     Any notice related to this Agreement shall be in writing and shall be effective when deposited, first-class postage prepaid, in the U.S. mail addressed to the Parties respectively, at the following addresses. Duplicates of such notices may also be sent by facsimile transmission to the facsimile numbers indicated below.

America Online, Inc.	Zi Corporation
22000 AOL Way	Suite 2100, 840 - 7 Avenue SW
Dulles, Virginia 20166	Calgary, Alberta Canada T2P 3G2
Attn: General Counsel	Attn: General Counsel
Fax: 703-265-1075	Fax: (403) 233-8878

10.2     Each party may give written notice of a change of its address to the other party.

10.3     In the event that either of the Parties contends that the other has committed a breach of its obligations under this Agreement (except Section 2 of this Agreement), then it shall provide written notice of such and shall afford the breaching party a ten-calendar-day period to cure the breach. Any such breach that is not cured (except for a dispute under Section 2 of this Agreement) shall then be subject to the procedures set forth below which pertain to Disputes.

11.0     Governing Law.

11.1     The substantive laws of the State of New York shall govern the terms of this Agreement, notwithstanding choice of law rules or principles. The Parties irrevocably consent to nonexclusive jurisdiction to seek to enforce this Agreement in the State of New York and the State of California, including specifically the United States District Court for the Northern District of California, or the United States District Court for the Southern District of New York. Nothing in this provision shall prevent the Parties from seeking to enforce this Agreement in any other jurisdiction anywhere in the world.

12.0     Disputes.

12.1     *

12.2      *

12.3      *

12.1, 12.2, 12.3

* The language of these sections has been omitted pursuant to a confidential treatment application filed with the Securities and Exchange Commission concurrent with the public filing of this document.

Execution Version

13.0     Representations regarding Authority and Capacity.

13.1     Each of the Parties represents that it is authorized and has the power to enter this Agreement, that it enters into this Settlement Agreement of its own free will and has not relied on any representation not explicitly set forth in this Agreement.

13.2     Each of the undersigning persons represent and warrant that he/she is duly authorized by his/her respective identified principal to sign and enter this Agreement on behalf of his/her respective identified principal.

13.3     To the extent, if any, that a party is unable and/or not formally authorized to act on behalf of its Affiliates with respect to the provisions in this Agreement, then such party shall, at its own expense, procure such ability and/or authority from such of its Affiliates or shall, at its own expense, defend, indemnify and hold harmless the other party and such other party's Affiliates from claims that otherwise would have been addressed by this Agreement if such Affiliates had been bound to it.

14.0     Headings.

14.1     Headings as used herein are for convenience or reference only, and shall not be construed to limit or extend the language of the provisions to which such captions may refer.

15.0     Severability.

15.1     If any provision of this Agreement or the application thereof to any situation or circumstance shall be invalid or unenforceable, the remainder of this Agreement shall not be affected, and each remaining provision shall be valid and enforceable to the fullest extent, unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the Parties shall use their respective best efforts to arrive at an accommodation which best preserves for the Parties the benefits and obligations of the offending provision.

16.      Entire Agreement.

16.1      This Agreement constitutes the entire, integrated agreement between the Parties relating to the subject matter hereof. It supersedes all previous communications, oral or written, between the Parties with respect to the subject matter hereof. No agreement or understanding varying, modifying, or extending the same, nor any subsequent course of dealing or conduct of the Parties, shall be binding upon either party hereto unless in writing and signed by a duly authorized officer or representative of each party hereto.

17.0     Joint Drafting and Equal Bargaining Positions.

17.1      It is the case and shall be deemed that this Agreement has been jointly drafted by the Parties, that the Parties are each sophisticated commercial enterprises of substantially equal bargaining power with respect to this Agreement and the matters referenced in this Agreement, and that each has been represented and

Execution Version

 obtained advice from the legal counsel of its choice with respect to this Agreement and the matters referenced in this Agreement. In entering into this Agreement, the signatories represent that they have completely read, and fully understand, the terms of this Agreement, and have voluntarily accepted such terms. The terms of this Agreement shall not be interpreted or construed in favor of or against either party on the ground that one party was the purported draftsperson hereof or that one party was purportedly in an unfair or unequal bargaining position.

18.0     Assignment.

18.1      *

18.2      *

19.0     Bankruptcy.

19.1     The Parties agree that, in the event that any proceeding shall be instituted by or against a Party seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or a Party shall take any action to authorize any of the foregoing actions, the other Party shall have the right, in the event it has not terminated this Agreement pursuant hereto, to retain and enforce its respective rights under this Agreement.

20.      No Waiver

20.1      No right granted hereunder and no breach of any provision hereof shall be deemed waived unless such waiver is in writing and signed by the party claimed to have so waived. Any waiver of any right granted hereunder or of any breach of any provision hereof shall not constitute a waiver of any further or subsequent right or breach.

21.0     Signatures and Exchange.

21.1     This Agreement may be executed in counterparts, each of which, when so executed, shall, together, constitute and be one and the same instrument. To expedite settlement, telecopied signatures of the Parties shall be acceptable.

18.1, 18.2

* The language of these sections has been omitted pursuant to a confidential treatment application filed with the Securities and Exchange Commission concurrent with the public filing of this document.

Execution Version

IN WITNESS THEREOF, the Parties hereto have caused this Agreement to be executed by their authorized representatives in duplicate.

America Online, Inc.		Zi Corporation of America, Inc.

By:	"Alex Felker"	By:	"Michael E. Lobsinger"

Alex Felker		Michael E. Lobsinger
Print Name		Print Name

December 6, 2002		December 6, 2002
Date		Date

Sr. Vice President		Chief Executive Officer
Title		Title

Zi Corporation

		By:	"Michael E. Lobsinger"

Michael E. Lobsinger

December 6, 2002
Date

Chief Executive Officer
Title

Execution Version

Exhibit A

Consent Judgment Attached Here

Execution Version

EXHIBIT A
QUINN EMANUEL URQUHART OLIVER & HEDGES, LLP
Charles K. Verhoeven (Bar No. 170151) Susan L. Wines (Bar No. 168643)
Victoria F. Maroulis (Bar No. 202603)
Jennifer Kash Hartog (Bar No. 203679) W. Paul Schuck (Bar No. 203717)
201 Sansome Street, 6th Floor San Francisco, California 94104
Telephone: (415) 986 5700 Facsimile: (415) 987 5707
Attorneys for Plaintiff-Counterclaim Defendant TEGIC COMMUNICATIONS, INC.

IN THE UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF CALIFORNIA
SAN FRANCISCO DIVISION

TEGIC COMMUNICATIONS, INC., a Washington Corporation,	) )	CASE NO. C 00-0989 MMC
Plaintiff-Counterclaim	) )	[PROPOSED] CONSENT JUDGMENT ORDER AND PERMANENT
Defendant,	)	INJUNCTION
v.	)
ZI CORPORATION, a Canadian Corporation, and ZI CORPORATION OF	) )	Court: Honorable Maxine M. Chesney Courtroom: 2, 17th Floor
AMERICA, INC., a Nevada Corporation,	) )	Date: None Requested
Defendants-Counterclaim Plaintiffs.	) )
)
)

               It has been represented to this Court that the parties, Plaintiff and Counterclaim Defendant Tegic Communications, Inc. ("Plaintiff") and Defendants Zi Corporation and Zi Corporation, Inc. ("Defendants") have agreed to a compromise and settlement of this civil action.

[PROPOSED] CONSENT JUDGMENT
AND PERMANENT INJUNCTION

1

WHEREFORE, with the consent of the parties, through their respective counsel, IT IS HEREBY FINALLY ORDERED, ADJUDGED AND DECREED as follows:
1. The Court has jurisdiction of the parties and the subject matter of this action.
2. Plaintiff Tegic Communications, Inc. owns and has standing to sue for infringement of its U.S. Patent No. 5,818,437 ("'437 Patent") and U.S. Patent No. 6,011,554 ("'554 Patent").
3. Plaintiff and Defendants have entered into a Settlement Agreement settling this action.

                 4.     Defendants hereby agree, and the Court accordingly orders, that the '437 Patent and the '554 Patent are valid and enforceable and that Defendants have willfully infringed the '437 Patent and the '554 Patent causing $9 million in damages to Plaintiff.

                 5.     Defendants hereby agree, and the Court accordingly orders, that Defendants, their officers, agents, servants, employees, attorneys, and all those persons acting in concert or participating with them, are permanently enjoined from infringing the '437 Patent and the '554 Patent either directly, or by inducing or contributing to their infringement, by:

(A) making, using, importing, offering for sale, or selling in the United States eZiText versions 4.0, 4.1 or 4.2 for alphabetic languages; or
(B) making, using offering for sale, or selling in the United States any product, or component, that is not colorably different from eZiText versions 4.0, 4.1 or 4.2 for alphabetic languages;
6. In accordance with, and subject to, the terms and conditions of the Settlement Agreement, Plaintiff's Complaint, and Defendants' Counterclaim, are hereby dismissed with prejudice

                 7.     Defendants hereby agree that any breach by them of the Settlement Agreement, including any failure to timely pay any settlement amount, shall entitle Plaintiff to immediately execute any unpaid portion of the $9 million damages award owed pursuant to the Settlement Agreement.

2
8. This Court retains jurisdiction over the parties for the purposes of enforcing the terms and conditions of this Order and the Settlement Agreement.
9. Each party shall bear its own costs and attorneys' fees.

DATED: December _____, 2002	QUINN EMANUEL URQUHART OLIVER & HEDGES, LLP

By
Charles K. Verhoeven (Bar No. 170151)
Jennifer Kash Hartog (Bar No. 203679)
W. Paul Schuck (Bar No. 203717)
201 Sansome Street, 6th Floor
San Francisco, California 94104
Telephone: (415) 986 5700
Facsimile: (415) 987 5707

DAVIS WRIGHT TREMAINE LLP
Martin L. Fineman (State Bar No. 104413)
Peter L. Isola (State Bar No. 144146)
One Embarcadero Center, Suite 600
San Francisco, California 94111-3834
Telephone: (415) 276-6500
Facsimile: (415) 276-6599

Attorneys for Plaintiff and Counterclaim-
Defendant Tegic Communications, Inc.

DATED: December _____, 2002		MORRISON & FOERSTER LLP

By:
Jack W. Londen (Bar No. 85776)
Lois K. Perrin (Bar No. 185242)
425 Market Street
San Francisco, California 94105-2482
Telephone: (415) 268-7000

Attorneys for Defendants
Zi Corporation and Zi Corporation of
America, Inc.

[PROPOSED] CONSENT JUDGMENT
AND PERMANENT INJUNCTION

3

Pursuant to the agreement of the parties, it is so ordered.

Dated: ___________, 2002
The Honorable Maxine M. Chesney United States District Court Judge

[PROPOSED] CONSENT JUDGMENT
AND PERMANENT INJUNCTION

4

Exhibit B

Canadian Security Agreement Attached Here

CANADIAN

SECURITY AGREEMENT

      THIS SECURITY AGREEMENT (as from time to time amended, modified, restated, supplemented and in effect, this "Security Agreement") is entered into as of December 6, 2002, by ZI CORPORATION an Alberta corporation, having its principal place of business at Suite 2100, 840-7th Avenue S.W., Calgary, Alberta, Canada, T2P 3G2 (collectively with its Affiliates, the "Grantor"), to and in favor of AMERICA ONLINE, INC., Delaware corporation, having its principal place of business at 22000 AOL Way, Dulles, Virginia 20166-9323 (collectively with its Affiliates, the "Secured Party").

RECITALS:

A.     Pursuant to the Settlement Agreement of even date herewith between Grantor and Secured Party ("Settlement Agreement"), Grantor has promised and agreed, among other things, to pay to Secured Party the sum of Nine Million and 00/100ths United States Dollars (USD $9,000,000) (the "Payment Amount"). Notwithstanding the foregoing, and as set forth more fully in the Settlement Agreement, if the Grantor makes each of the Scheduled Payments (as defined in the Settlement Agreement) in full, in the manner set forth in the Settlement Agreement, and by the deadlines set forth in the Settlement Agreement for each such Scheduled Payment, and without any offset, recoupment, counterclaim or other deduction of any sort whatsoever, then after all such Scheduled Payments have been fully and timely made, the remainder of the Payment Amount will be forgiven and released and will no longer be owed by the Grantor to the Secured Party.

B.     As a material inducement and as a condition to Secured Party to enter into the Settlement Agreement, the Grantor has agreed to grant to the Secured Party a perfected lien on and security interest in all of the Collateral (as defined below) pursuant to the terms of this Security Agreement in order to secure the due and punctual payment of (i) the Payment Amount, as and when the same shall become due, and (ii) all reasonable costs , fees and expenses of the Secured Party and its agents, representatives and attorneys incurred in connection with any sale (or other disposition) or the retaking, holding, handling, preparing for sale (or other disposition) of the Collateral or otherwise in connection with this Security Agreement or the enforcement hereof (including, but not limited to, the reasonable fees and expenses of the Secured Party's agents and attorneys on a solicitor and his own client basis, and court costs (whether at trial, appellate or administrative levels), if any, incurred by the Secured Party in so doing) (collectively, the "Obligations").

C.     It is a condition precedent to the execution of the Settlement Agreement by the Secured Party that the Grantor concurrently execute and deliver this Security Agreement.

      NOW, THEREFORE, for and in consideration of the covenants and provisions set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor hereby agrees as follows, intending to be bound hereby:

ARTICLE 1

SECURITY INTEREST

1.1     Grant of Security Interest. As general and continuing security for the Obligations, the Grantor hereby grants to the Secured Party, by way of mortgage, charge, assignment and transfer, a security interest in all presently owned and hereafter acquired personal property of the Secured Party of whatsoever nature and kind and wheresoever situate and all Proceeds thereof and therefrom, renewals therefrom, Accessions thereto and substitutions therefor (collectively, the "Collateral").

No Postponement. The Secured Party and the have not agreed to postpone the time or attachment of the security interest granted hereby.

1.2     Definitions. In this Security Agreement, any reference to "Accessions", "Accounts" or "Proceeds" shall be interpreted in accordance with their respective meanings given in the Personal Property Security Act (Alberta), as amended from time to time, including any amendments thereto and any legislation substituted therefore and amendments thereto.

1.3     Contractual Rights. The security interests granted pursuant to this Security Agreement do not and will not extend to, and the Collateral will not include, any agreement, right, franchise, license or permit (the "Contractual Rights") to which the Grantor is a party or of which the Grantor has the benefit, to the extent that the creation of such security interests would constitute a breach of the terms of or permit any person to terminate the Contractual Rights, but the Grantor will hold its interest therein in trust for the Secured Party and will assign such Contractual Rights to the Secured Party forthwith upon obtaining the consent of the other party or parties thereto.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1     Representations and Warranties. The Grantor represents, warrants and agrees as follows:

(a)	Subject to the Permitted Encumbrances (as defined below), Grantor has (or shall have) absolute, good and marketable title to all the Collateral, wherever and whenever acquired, free and clear of any lien in priority to the lien granted herein, and the Grantor has not filed, nor is there on record, a financing statement under the Code (or similar statement or instrument of registration under the law of any jurisdiction) covering any Collateral.
(b)	As a result of the execution and delivery of this Security Agreement and the filing of any financing statements or other documents necessary to assure, preserve and perfect the security interest created hereby to the extent a lien may be perfected by filing a financing statement, the Secured Party shall have a valid, perfected, enforceable lien on, and a continuing security interest in, the Collateral, enforceable and superior as such as against creditors and purchasers (other than purchasers of Inventory in the ordinary course of business) and as against any owner of real property where any of the equipment or Inventory is located and as against any purchaser of such real property and any present or future creditor obtaining a mortgage or other lien on such real property, and, subject to Permitted Encumbrances, such lien shall be superior and prior to all other liens.

(c)	None of the Collateral is held by a third party in any location as assignee, trustee, bailee, consignee or in any similar capacity.
(d)	The address of the Grantor's chief executive office is 2100, 840-7th Avenue S.W., Calgary, Alberta, Canada, T2P 3G2, and the only name used by the Grantor is Zi Corporation.
(e)	When used in this Security Agreement, the term "Permitted Encumbrances" shall mean:
	(i)	undetermined or inchoate liens arising in the ordinary course of Grantor's business;
	(ii)	any lien or trust arising in connection with worker's compensation, unemployment insurance, pension and employment law;
	(iii)	public and statutory liens not yet due and similar liens arising by operation of law;
	(iv)	the interest of any person under any operating lease or purchase money security interest; and
	(v)	any lien in respect of shares of Magic Lantern Group Inc. and proceeds thereof.

ARTICLE 3

COVENANTS

3.1     Covenants. The Grantor hereby covenants and agrees as follows:

(a)	So long as this Agreement remains in effect or any of the obligations or liabilities of the Grantor hereunder remain unpaid or unperformed: (i) the Grantor shall take any and all actions reasonably requested by the Secured Party to further evidence or perfect the security interests created and granted hereby (including, without limitation, filing any financing or continuation statements); (ii) at the Grantor's expense, Grantor shall take any and all actions reasonably necessary or desirable to defend the Collateral against the claims and demands of all Persons other than the Secured Party, and to defend the security interest of the Secured Party in and to the Collateral and the priority thereof against any lien of any nature; and (iii) the Grantor shall not voluntarily or involuntarily exchange, lease, sell, transfer or otherwise dispose of any Collateral, or otherwise amend or terminate any contract or other document or instrument constituting part of the Collateral, except for transactions that individually, or in aggregate would have a material adverse effect on the ability of the Grantor to perform its obligations under the Settlement Agreement.

(b)	Grantor shall pay, as and when due, all taxes, fees, assessments and other charges now or hereafter imposed upon the Collateral except for any tax, fee, assessment or other charge the validity of which is being contested in good faith by appropriate proceedings and so long as Grantor has set aside on its books adequate reserves with respect thereto.

ARTICLE 4

REMEDIAL MATTERS

4.1	Event of Default. An "Event of Default" shall exist hereunder if (a) any of the Scheduled Payments is not made in full pursuant to Section 2.2, Section 2.4 or 2.6 of the Settlement Agreement, and subject to any notice and cure rights set out therein, the entire remainder of the "Payment Amount" (as defined therein) is owed and "Release" (as defined therein) is prohibited from occurring, or (b) Grantor shall file a voluntary petition for bankruptcy, insolvency, receivership or similar event, or (c) an involuntary petition for bankruptcy, insolvency, receivership or similar event involving Grantor shall be filed.
4.2	Powers of Attorney.
	(a)	The Grantor hereby irrevocably appoints Secured Party (and any officer or agent thereof) as its true and lawful attorney-in-fact, with power of substitution for and in the name of the Grantor or otherwise, for the use and benefit of the Secured Party, effective upon the occurrence and during the continuance of an Event of Default, to sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out this Security Agreement, as fully and completely as though the Secured Party were the absolute owner of the Collateral for all purposes
	(b)	Beyond the duty of the Secured Party to exercise reasonable care in the custody of any Collateral in its possession, the Secured Party shall not, under any circumstance or in any event whatsoever, have any liability for any part of the Collateral, nor shall the Secured Party have any liability for any error or omission or delivery of any kind incurred in the good faith settlement, collection or payment of any of the Collateral or any monies received in payment therefor or for any damages resulting therefrom, nor shall this Security Agreement impose upon the Secured Party any obligation to perform any obligation with respect to the Collateral. The costs of collection, notification and enforcement (including, without limitation, reasonable attorneys' fees and reasonable out of pocket expenses) shall be borne solely by the Grantor whether the same are incurred by the Grantor or the Secured Party. In no event shall the Secured Party be liable for any matter or thing in connection with this Security Agreement other than to account for moneys actually received by the Secured Party in accordance with the terms hereof.

4.3     Collections. Upon the occurrence and during the continuance of an Event of Default, the Secured Party may, in its sole discretion, in its name or in the name of the Grantor, or otherwise: (a) demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to any of the Collateral, but shall be under no obligation to do so; or (b) extend the time of payment, arrange for payment in installments, or otherwise modify the term of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any liability of, the Grantor, other than to discharge the Grantor in so doing with respect to liabilities of the Grantor to the extent that the liabilities are paid or repaid. After the occurrence and during the continuance of an Event of Default, any money, checks, notes, bills, drafts, or commercial paper received by the Grantor shall be held in trust for the Secured Party and any other secured party having rights thereto senior to the Secured Party and shall be promptly turned over to the Secured Party or any other secured party having rights thereto senior to the Secured Party as their interest shall appear. The Secured Party may make such payments and take such actions as the Secured Party, in its sole discretion, deems necessary to protect its security interest in the Collateral or the value thereof, and the Secured Party is hereby unconditionally and irrevocably authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest or compromise any Liens which in the judgment of the Secured Party appear to be equal to, prior to or superior to its security interest in the Collateral and any Liens not expressly permitted by this Security Agreement.

4.4     Possession; Sale of Collateral.

(a)	Upon the occurrence and during the continuance of an Event of Default, the Secured Party may, subject to the rights of any other secured party having rights senior the Secured Party: (i) require the Grantor to assemble the tangible assets that comprise part of the Collateral and make them available to the Secured Party at any place or places reasonably designated by the Secured Party; (ii) to the extent permitted by applicable law, with or without notice or demand for performance and without liability for trespass, enter any premises where the Collateral may be located and peaceably take possession of the same, and may demand and receive such possession from any person who has possession thereof, and may take such measures as it may deem necessary or proper for the care or protection thereof (including, but not limited to, the right to remove all or any portion of the Collateral); and (iii) with or without taking such possession may sell or cause to be sold, in one or more sales or parcels, for cash, on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at public or private sale or at any broker's board or any securities exchange, without demand of performance or notice of intention to sell or of time or place of sale, except ten (10) days' written notice to the Grantor of the time and place of such sale or sales (and such other notices as may be required by applicable statute, if any, and which cannot be waived), which the Grantor hereby expressly acknowledges is commercially reasonable. The Collateral may be sold or disposed of for cash, upon credit or for future delivery as the Secured Party shall deem appropriate. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of the Grantor, and the Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that the Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Secured Party may (in its sole and absolute discretion) determine. The Secured Party shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Secured Party until the sale price is paid by the purchaser or purchasers thereof, but the Secured Party shall not incur any liability for the failure to collect or realize upon any or all of the Collateral or for any delay in doing so and, in case of any such failure, shall not be under any obligation to take any action with respect thereto; provided, such Collateral may be sold again upon like notice. At any public sale made pursuant to this Section 4.4, the Secured Party may bid for or purchase, free from any right of redemption, stay or appraisal and all rights of marshalling, the Collateral and any other security for the Obligations or otherwise on the part of the Grantor (all said rights being also hereby waived and released by the Grantor to the fullest extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to the Secured Party from the Grantor as a credit against the purchase price, and the Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Secured Party shall be free to carry out such sale pursuant to such agreement, and the Grantor shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Secured Party shall have entered into such an agreement, all Events of Default shall have been remedied and any obligations to the Secured Party shall have been paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Secured Party may proceed by a suit or suits at law or in equity to foreclose this Security Agreement and to sell the

Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. In any action hereunder, the Secured Party shall be entitled to the appointment of a receiver without notice, to peaceably take possession of all or any portion of the Collateral and to exercise such powers as the court shall confer upon the receiver. Notwithstanding the foregoing, if an Event of Default shall occur and be continuing, the Secured Party shall be entitled to apply, without notice to the Grantor, any cash or cash items constituting Collateral in their possession to payment of the Obligations.
(b)	If an Event of Default shall occur and be continuing, the Secured Party shall, in addition to exercising any and all rights and remedies afforded to them hereunder, have all the rights and remedies of a secured party under all applicable provisions of law, including but not limited to, the Code.
(c)	The Grantor agrees that notwithstanding anything to the contrary contained in this Security Agreement, the Grantor shall remain liable under each contract or other agreement giving rise to Accounts and general intangibles and all other contracts or agreements constituting part of the Collateral and the Secured Party shall not have any obligation or liability in respect thereof.
(d)	After the occurrence and during the continuance of an Event of Default, upon the Secured Party's request, but subject to the rights of any other secured party having rights senior to the Secured Party, the Grantor shall deliver to the Secured Party all original and other documents, evidencing and relating to the sale and delivery of Inventory or Accounts, including but not limited to, all original orders, invoices and shipping receipts. The Grantor shall also furnish to the Secured Party, promptly upon the request of the Secured Party, such reports, reconciliations and aging balances regarding Accounts as the Secured Party may request from time to time.

4.5     Receiver. The Secured Party may appoint by instrument in writing one or more receivers, managers or receiver/manager for the Collateral or the business and undertaking of the Grantor pertaining to the Collateral (the "Receiver"). Any such Receiver will have, in addition to any other rights, remedies and powers which a Receiver may have at law, in equity or by statute, the rights and powers set out in Sections 4.2, 4.3 and 4.4 of this Security Agreement. In exercising such rights and powers, any Receiver will act as and for all purposes will be deemed to be the agent of the Grantor and the Secured Party will not be responsible for any act or default of any Receiver. The Secured Party may remove any Receiver and appoint another from time to time. No Receiver appointed by the Secured Party need be appointed by, nor need its appointment be ratified by, or its actions in any way supervised by, a court.

4.6     Right to Have Court Appoint a Receiver. The Secured Party may, at any time, apply to a court of competent jurisdiction for the appointment of a Receiver, or other official, who may have powers the same as, greater or lesser than, or otherwise different from, those capable of being granted to a Receiver appointed by the Secured Party pursuant to this Agreement.

4.7     Application of Proceeds. Unless the Secured Party otherwise directs, the proceeds of any sale of Collateral pursuant to this Security Agreement or otherwise, as any Collateral consisting of cash, shall be applied after receipt by the Secured Party as follows, subject to the rights of any other secured party having rights senior to the Secured Party:

First, to the payment of all reasonable costs, fees and expenses of the Secured Party and its agents, representatives and attorneys on a solicitor and his own client basis incurred in connection with such sale or with the retaking, holding, handling, preparing for sale (or other disposition) of the Collateral or otherwise in connection with this Security Agreement or any of the Obligations, including, but not limited to, the reasonable fees and expenses of the Secured Party's agents and attorneys' and court costs (whether at trial, appellate or administrative levels), if any, incurred by the Secured Party in so doing;

Second, to the payment of the outstanding balance of the Obligations; and

Third, to the Grantor or to such other Person as a court may direct.

4.8     Authority of Secured Party. The Secured Party shall have and be entitled to exercise all such powers hereunder as are specifically delegated to the Secured Party by the terms hereof, together with such powers as are reasonably incidental thereto. The Secured Party may execute any of its duties hereunder by or through its agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of such counsel concerning all matters pertaining to its duties hereunder.

4.9     Certain Waivers; Grantor Not Discharged. The Grantor expressly and irrevocably waives (to the extent permitted by applicable law) presentment, demand of payment and protest of nonpayment in respect of its Obligations under this Security Agreement. The obligations and duties of the Grantor hereunder are irrevocable, absolute, and unconditional and shall not be discharged, impaired or otherwise affected by (a) the failure of the Secured Party to assert any claim or demand or to enforce any right or remedy against the Grantor or any grantee under the provisions of this Security Agreement or any waiver, consent, extension, indulgence or other action or inaction in respect thereof, (b) any extension or renewal of any part of the Obligations, (c) any rescission, waiver, amendment or modification of any of the terms or provisions of any agreement related to this Security Agreement, (d) the release of any liens on or security interests in any part of the Collateral or the release, sale or exchange of or failure to foreclose against any security held by or for the benefit of the Secured Party for payment or performance of the Obligations, (e) the bankruptcy, insolvency or reorganization of the Grantor or any grantee or any other Persons, (f) any change, restructuring or termination of the corporate structure or existence of the Grantor or any grantee or any restructuring or refinancing of all or any portion of the Obligations, or (g) any other event that under law would discharge the obligations of a surety.

ARTICLE 5

MISCELLANEOUS

5.1     Further Assurances. The Grantor agrees, at its expense, to do such further things, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Secured Party may from time to time reasonably request for the better assuming and preserving of the security interests and the rights and remedies created hereby, including but not limited to, the execution and delivery of such additional conveyances, assignments, agreements and instruments, the payment of any fees and taxes required in connection with the execution and delivery of this Security Agreement, the granting of the security interests created hereby and the execution, filing and recordation of any financing statements (including fixture filings) or other documents as the Secured Party may deem reasonably necessary or desirable for the perfection of the security interests granted hereunder. The Grantor hereby authorizes the Secured Party, as a secured party under the Code, to file financing statements or continuation statements signed only by the Secured Party, and agrees to pay all expenses in connection with any such filing.

5.2     Effectiveness. This Security Agreement shall take effect immediately upon execution by the Grantor.

5.3     Continuing Lien. It is the intent of the parties hereto that the security interest provided for herein shall attach to after-acquired as well as existing Collateral.

5.4     Termination. Upon the earlier of (i) the payment in full of the Scheduled Payments and the occurrence of the Release (as defined in the Settlement Agreement), and (ii) the payment in full of the Payment Amount, the Secured Party shall reassign, redeliver and release (or cause to be so reassigned, redelivered and released), without recourse upon or warranty by the Secured Party, and at the sole expense of the Grantor, to the Grantor, against receipt therefor, such of the Collateral (if any) as shall not have been sold or otherwise applied by the Secured Party pursuant to the terms hereof and not theretofore reassigned, redelivered and released to the Grantor, together with appropriate instruments of reassignment and release.

5.5     Notices. All notices and other communications given to or made upon any party hereto in connection with this Security Agreement shall, except as otherwise expressly herein provided, be in writing (including telecopy, telexed or telegraphic communication) and mailed via certified mail, nationwide overnight courier service, telexed, telegraphed or delivered to the respective parties, as follows:

to the Secured Party:

America Online, Inc.

22000 AOL Way

Dulles, Virginia 20166

Attention: General Counsel

Facsimile: 703/265-1075

with a copy to:

Arnold & Porter

555 12th Street, N.W.

Washington, D.C. 20004-1202

Attention: Michael L. Bernstein

Facsimile: 202/942-5999

to the Grantor:

Zi Corporation

Suite 2100, 840 - 7 Avenue SW

Calgary, Alberta Canada T2P 3G2

Attention: General Counsel

Fax: 403/233-8878

with a copy to:

Blake, Cassels & Graydon LLP

Suite 3500, Bankers Hall East

855 2nd Street S.W.

Calgary, Alberta, Canada T2P 4J8

Attention: Ross Bentley

Fax: 403/260-9700

5.6     Successors and Assigns. Whenever in this Security Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Secured Party that are contained in this Security Agreement shall bind and inure to the benefit of its respective successors and assigns. The Grantor may not assign or transfer any of its rights or obligations hereunder except in conjunction with, and on the same terms as, any assignment or transfer of the rights and obligations of the Grantor in accordance with the terms of the Settlement Agreement.

5.7     Applicable Law. This Security Agreement shall be construed in accordance with and governed by the laws of the Province of Alberta and the federal laws of Canada applicable thereto. For the purpose of legal proceedings, this Security Agreement shall be deemed to have been made in the Province of Alberta and to be performed there and the courts of the Province of Alberta shall have jurisdiction over all disputes which may arise under this Security Agreement and the Grantor irrevocably and unconditionally submits to the non-exclusive jurisdiction of such courts, provided always that nothing herein contained shall prevent the Secured Party from proceeding at its election against the Grantor in the courts of any other Province of Canada, or other country or jurisdiction.

5.8     Waivers. No failure or delay of the Secured Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or future exercise thereof or the exercise of any other right or power. The rights and remedies of the Secured Party hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Security Agreement or consent to any departure by the Grantor therefrom shall in any event be effective unless the same shall be authorized as provided in Section 5.1 or Section 5.9, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Grantor in any case shall entitle the Grantor to any other or further notice or demand in similar or other circumstances.

5.9     Amendments. Neither this Security Agreement nor any provision hereof may be amended or modified except pursuant to an agreement or agreements in writing entered into by the Grantor and the Secured Party.

5.10     Severability. In the event any one or more of the provisions contained in this Security Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby.

5.11     Counterparts. This Security Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one contract, and shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall be delivered or mailed to the Secured Party.

5.12     Headings. Article and Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Security Agreement.

5.13     Waiver of Jury Trial. Grantor hereby expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any right, power, or remedy under or in connection with this Security Agreement, and agrees that any such action shall be tried before a court and not before a jury. The terms and provisions of this Section 5.13 constitute a material inducement for the Secured Party entering into the Security Agreement.

5.14     Interpretation. In the event of a conflict between this Security Agreement and the Settlement Agreement, the terms of such Settlement Agreement shall control.

5.15     Survival. Except as otherwise expressly set forth in this Security Agreement, all representations, warranties, covenants and agreements of the Grantor contained in this Security Agreement shall survive the execution, delivery and performance of this Security Agreement until the termination of this Security Agreement pursuant to Section 5.4 hereof.

5.16     Incorporation of Definitions. Each capitalized term used but not otherwise defined in this Security Agreement shall have the meaning ascribed to such term in the Settlement Agreement.

5.17     Copy of Agreement and Financing Statement. The Grantor hereby acknowledges receiving a copy of this Security Agreement, and waives all rights to receive from the Secured Party a copy of any financing statement, financing change statement or verification statement filed at any time or from time to time in respect of this Security Agreement.

5.18     Subordination. Secured Party shall provide its written consent to subordination of the security interests granted pursuant to this Security Agreement to any liens granted by Grantor to third-party lenders (not affiliated with Grantor) who or which now, or in the future, provide secured financing to Grantor in the ordinary course of Grantor's business (including for the purpose of paying any of the Payment Amount), and shall execute appropriate documents, as necessary, to effectuate such subordination. Grantor shall pay Secured Party's reasonable attorneys fees and expenses incurred in responding to requests for such consent (not to exceed in any one case the amount of $5,000.00).

         IN WITNESS WHEREOF, the Grantor has executed this Security Agreement under seal as of the date first above written.

ZI CORPORATION

[SEAL]

By:

Name:

Title:

Date:

Exhibit C

United States Security Agreement Attached Here

SECURITY AGREEMENT

         THIS SECURITY AGREEMENT (as from time to time amended, modified, restated, supplemented and in effect, this "Security Agreement") is entered into as of December 6, 2002, by ZI CORPORATION OF AMERICA, INC., a Nevada corporation, having its principal place of business at Two Embarcadero Center, Suite 2320, San Francisco, California 94111 (collectively with its Affiliates, the "Grantor"), to and in favor of AMERICA ONLINE, INC., Delaware corporation, having its principal place of business at 22000 AOL Way, Dulles, Virginia 20166-9323 (collectively with its Affiliates, the "Secured Party").

RECITALS:

A.     Pursuant to the Settlement Agreement of even date herewith between Grantor and Secured Party ("Settlement Agreement"), Grantor has promised and agreed, among other things, to pay to Secured Party the sum of Nine Million and 00/100ths United States Dollars (USD $9,000,000) (the "Payment Amount"). Notwithstanding the foregoing, and as set forth more fully in the Settlement Agreement, if the Grantor makes each of the Scheduled Payments (as defined in the Settlement Agreement) in full, in the manner set forth in the Settlement Agreement, and by the deadlines set forth in the Settlement Agreement for each such Scheduled Payment, and without any offset, recoupment, counterclaim or other deduction of any sort whatsoever, then after all such Scheduled Payments have been fully and timely made, the remainder of the Payment Amount will be forgiven and released and will no longer be owed by the Grantor to the Secured Party.

B.     As a material inducement and as a condition to Secured Party to enter into the Settlement Agreement, the Grantor has agreed to grant to the Secured Party a perfected lien on and security interest in all of the Collateral (as defined below) pursuant to the terms of this Security Agreement in order to secure the due and punctual payment of (i) the Payment Amount, as and when the same shall become due, and (ii) all reasonable costs , fees and expenses of the Secured Party and its agents, representatives and attorneys incurred in connection with any sale (or other disposition) or the retaking, holding, handling, preparing for sale (or other disposition) of the Collateral or otherwise in connection with this Security Agreement or the enforcement hereof (including, but not limited to, the reasonable fees and expenses of the Secured Party's agents and attorneys, and court costs (whether at trial, appellate or administrative levels), if any, incurred by the Secured Party in so doing) (collectively, the "Obligations").

C.     It is a condition precedent to the execution of the Settlement Agreement by the Secured Party that the Grantor concurrently execute and deliver this Security Agreement.

         NOW, THEREFORE, for and in consideration of the covenants and provisions set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor hereby agrees as follows, intending to be bound hereby:

ARTICLE 1

SECURITY INTEREST

1.1     Grant of Security Interest. As security for the Obligations, the Grantor hereby sells, conveys, assigns, pledges and grants a continuing and unconditional security interest to the Secured Party, its successors and assigns, in and to:

(a)

all equipment (including all "Equipment" as term is defined in Section 28:9-102(a)(33) of the District of Columbia Code (such code, together with any other successor or applicable adoption of the Uniform Commercial Code in any applicable jurisdiction, the "Code")), machinery, vehicles, fixtures, improvements, supplies, office furniture, fixed assets, all as now owned or hereafter acquired by Grantor or in which Grantor has or hereafter acquires any interest, and any items substituted therefor as replacements and any additions or accessions thereto;

(b)

all goods (including all "Goods" as defined in Section 28:9-102(a)(44) of the Code) and all inventory (including all "Inventory" as defined in Section 28:9-102(a)(48) of the Code) of Grantor, now owned or hereafter acquired by Grantor or in which Grantor has or hereafter acquires any interest, including but not limited to, raw materials, scrap inventory, work in process, products, packaging materials, finished goods, documents of title, chattel paper and other instruments covering the same and all substitutions therefor and additions thereto (all of the property described in this clause (b) being hereinafter collectively referred to as "Inventory");

(c)

all present and future accounts in which Grantor has or hereafter acquires any interest (including all "Accounts" as defined in Section 28:9-102(a)(2) of the Code), contract rights (including all rights to receive payments and other rights under all equipment and other leasing contracts) and rights to payment and rights or accounts receivable evidencing or representing indebtedness due or to become due Grantor on account of goods sold or leased or services rendered, claims, instruments and other general intangibles (including tax refunds, royalties and all other rights to the payment of money of every nature and description), including but not limited to, any such right evidenced by chattel paper, and all liens, securities, guaranties, remedies, security interests and privileges pertaining thereto (all of the property described in this clause (c) being hereinafter collectively referred to as "Accounts");

(d)

all investment property now owned or hereafter acquired by Grantor (including all "Investment Property" as defined in Section 28:9-102(a)(49) of the Code), including, without limitation, all securities (certificated and uncertificated), securities accounts, securities entitlements, commodity contracts and commodity accounts;

(e)

all general intangibles now owned or hereafter acquired by Grantor or in which Grantor has or hereafter acquires any interest (including all "General Intangibles" as defined in Section 28:9-102(a)(42) of the Code), including but not limited to, choses in action and causes of action and all licenses and permits (to the extent the collateral assignment of such licenses and permits is not prohibited by applicable law), registrations, franchises, corporate or other business records, systems, designs, software, goodwill, logos, indicia, business identifiers, inventions, processes, production methods, proprietary information, know-how and trade-secrets of Grantor, and all trade-names, copyrights, patents, trademarks (including service marks) or patent or trademark applications, contract rights (including, without limitation, all rights to receive payments and other rights under all equipment and other leasing contracts, instruments and documents owned or used by Grantor, and any goodwill relating thereto);

(f)	all other property owned by Grantor or in which Grantor has or hereafter acquires any interest, wherever located, and of whatever kind or nature, tangible or intangible;
(g)

all insurance policies of any kind maintained in effect by Grantor, now existing or hereafter acquired, under which any of the property referred to in clauses (a) through (f) above is insured, including but not limited to, any proceeds payable to Grantor pursuant to such policies;

(h)

all moneys, cash collateral, chattel paper, checks, notes, bills of exchange, documents of title, money orders, negotiable instruments, commercial paper, and other securities, instruments, documents, deposit accounts, deposits and credits from time to time whether or not in the possession of or under the control of the Secured Party; and

(i)

any consideration received when all or any part of the property referred to in clauses (a) through (h) above is sold, transferred, exchanged, leased, collected or otherwise disposed of, or any value received as a consequence of possession thereof, including but not limited to, all products, proceeds (including all "Proceeds" as defined in Section 28:9-102(a)(64) the Code), cash, negotiable instruments and other instruments for the payment of money, chattel paper, security agreements or other documents, insurance proceeds or proceeds of other proceeds now or hereafter owned by Grantor or in which Grantor has an interest.

      The property set forth in clauses (a) through (i) of the preceding sentence, together with property of a similar nature which the Grantor hereafter owns or in which the Grantor hereafter acquires any interest, collectively is referred to herein as the "Collateral."

1.2     Contractual Rights. The security interests granted pursuant to this Security Agreement do not and will not extend to, and the Collateral will not include, any agreement, right, franchise, license or permit (the "Contractual Rights") to which the Grantor is a party or of which the Grantor has the benefit, to the extent that the creation of such security interests would constitute a breach of the terms of or permit any person to terminate the Contractual Rights, but the Grantor will hold its interest therein in trust for the Secured Party and will assign such Contractual Rights to the Secured Party forthwith upon obtaining the consent of the other party or parties thereto.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1     Representations and Warranties. The Grantor represents, warrants and agrees as follows:

(a)

Subject to the Permitted Encumbrances (as defined below), Grantor has (or shall have) absolute, good and marketable title to all the Collateral, wherever and whenever acquired, free and clear of any lien in priority to the lien granted herein, and the Grantor has not filed, nor is there on record, a financing statement under the Code (or similar statement or instrument of registration under the law of any jurisdiction) covering any Collateral.

(b)

As a result of the execution and delivery of this Security Agreement and the filing of any financing statements or other documents necessary to assure, preserve and perfect the security interest created hereby to the extent a lien may be perfected by filing a financing statement, the Secured Party shall have a valid, perfected, enforceable lien on, and a continuing security interest in, the Collateral, enforceable and superior as such as against creditors and purchasers (other than purchasers of Inventory in the ordinary course of business) and as against any owner of real property where any of the equipment or Inventory is located and as against any purchaser of such real property and any present or future creditor obtaining a mortgage or other lien on such real property, and, subject to Permitted Encumbrances, such lien shall be superior and prior to all other liens.

(c)	None of the Collateral is held by a third party in any location as assignee, trustee, bailee, consignee or in any similar capacity.
(d)	The address of the Grantor's chief executive office is Two Embarcadero Center, Suite 2320, San Francisco, California 94111, and the only name used by the Grantor is Zi Corporation of America, Inc.
(e)	When used in this Security Agreement, the term "Permitted Encumbrances" shall mean:
(i) undetermined or inchoate liens arising in the ordinary course of Grantor's business;
(ii) any lien or trust arising in connection with worker's compensation, unemployment insurance, pension and employment law;

(iii)	public and statutory liens not yet due and similar liens arising by operation of law;
(iv)	the interest of any person under any operating lease or purchase money security interest; and
(v)	any lien in respect of shares of Magic Lantern Group Inc. and proceeds thereof.

ARTICLE 3

COVENANTS

3.1     Covenants. The Grantor hereby covenants and agrees as follows:

(a)

So long as this Agreement remains in effect or any of the obligations or liabilities of the Grantor hereunder remain unpaid or unperformed: (i) the Grantor shall take any and all actions reasonably requested by the Secured Party to further evidence or perfect the security interests created and granted hereby (including, without limitation, filing any financing or continuation statements); (ii) at the Grantor's expense, Grantor shall take any and all actions reasonably necessary or desirable to defend the Collateral against the claims and demands of all Persons other than the Secured Party, and to defend the security interest of the Secured Party in and to the Collateral and the priority thereof against any lien of any nature; and (iii) the Grantor shall not voluntarily or involuntarily exchange, lease, sell, transfer or otherwise dispose of any Collateral, or otherwise amend or terminate any contract or other document or instrument constituting part of the Collateral, except for transactions that individually, or in aggregate would have a material adverse effect on the ability of the Grantor to perform its obligations under the Settlement Agreement.

(b)

Grantor shall pay, as and when due, all taxes, fees, assessments and other charges now or hereafter imposed upon the Collateral except for any tax, fee, assessment or other charge the validity of which is being contested in good faith by appropriate proceedings and so long as Grantor has set aside on its books adequate reserves with respect thereto.

ARTICLE 4

REMEDIAL MATTERS

4.1     Event of Default. An "Event of Default" shall exist hereunder if (a) any of the Scheduled Payments is not made in full pursuant to Section 2.2, Section 2.4 or 2.6 of the Settlement Agreement, and subject to any notice and cure rights set out therein, the entire remainder of the "Payment, Amount" (as defined therein) is owed and "Release" (as defined therein) is prohibited from occurring, or (b) Grantor shall file a voluntary petition for bankruptcy, insolvency, receivership or similar event, or (c) an involuntary petition for bankruptcy, insolvency, receivership or similar event involving Grantor shall be filed.

4.2     Powers of Attorney.

(a)

The Grantor hereby irrevocably appoints Secured Party (and any officer or agent thereof) as its true and lawful attorney-in-fact, with power of substitution for and in the name of the Grantor or otherwise, for the use and benefit of the Secured Party, effective upon the occurrence and during the continuance of an Event of Default, to sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out this Security Agreement, as fully and completely as though the Secured Party were the absolute owner of the Collateral for all purposes.

(b)

Beyond the duty of the Secured Party to exercise reasonable care in the custody of any Collateral in its possession, the Secured Party shall not, under any circumstance or in any event whatsoever, have any liability for any part of the Collateral, nor shall the Secured Party have any liability for any error or omission or delivery of any kind incurred in the good faith settlement, collection or payment of any of the Collateral or any monies received in payment therefor or for any damages resulting therefrom, nor shall this Security Agreement impose upon the Secured Party any obligation to perform any obligation with respect to the Collateral. The costs of collection, notification and enforcement (including, without limitation, reasonable attorneys' fees and reasonable out-of-pocket expenses) shall be borne solely by the Grantor whether the same are incurred by the Grantor or the Secured Party. In no event shall the Secured Party be liable for any matter or thing in connection with this Security Agreement other than to account for moneys actually received by the Secured Party in accordance with the terms hereof.

4.3     Collections. Upon the occurrence and during the continuance of an Event of Default, the Secured Party may, in its sole discretion, in its name or in the name of the Grantor, or otherwise: (a) demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to any of the Collateral, but shall be under no obligation to do so; or (b) extend the time of payment, arrange for payment in installments, or otherwise modify the term of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any liability of, the Grantor, other than to discharge the Grantor in so doing with respect to liabilities of the Grantor to the extent that the liabilities are paid or repaid. After the occurrence and during the continuance of an Event of Default, any money, checks, notes, bills, drafts, or commercial paper received by the Grantor shall be held in trust for the Secured Party and any other secured party having rights thereto senior to the Secured Party and shall be promptly turned over to the Secured Party or any other secured party having rights thereto senior to the Secured Party as their interest shall appear. The Secured Party may make such payments and take such actions as the Secured Party, in its sole discretion, deems necessary to protect its security interest in the Collateral or the value thereof, and the Secured Party is hereby unconditionally and irrevocably authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest or compromise any Liens which in the judgment of the Secured Party appear to be equal to, prior to or superior to its security interest in the Collateral and any Liens not expressly permitted by this Security Agreement.

4.4     Possession; Sale of Collateral.

(a)

Upon the occurrence and during the continuance of an Event of Default, the Secured Party may, subject to the rights of any other secured party having rights senior the Secured Party: (i) require the Grantor to assemble the tangible assets that comprise part of the Collateral and make them available to the Secured Party at any place or places reasonably designated by the Secured Party; (ii) to the extent permitted by applicable law, with or without notice or demand for performance and without liability for trespass, enter any premises where the Collateral may be located and peaceably take possession of the same, and may demand and receive such possession from any person who has possession thereof, and may take such measures as it may deem necessary or proper for the care or protection thereof (including, but not limited to, the right to remove all or any portion of the Collateral); and (iii) with or without taking such possession may sell or cause to be sold, in one or more sales or parcels, for cash, on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at public or private sale or at any broker's board or any securities exchange, without demand of performance or notice of intention to sell or of time or place of sale, except ten (10) days' written notice to the Grantor of the time and place of such sale or sales (and such other notices as may be required by applicable statute, if any, and which cannot be waived), which the Grantor hereby expressly acknowledges is commercially reasonable. The Collateral may be sold or disposed of for cash, upon credit or for future delivery as the Secured Party shall deem appropriate. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of the Grantor, and the Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that the Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Secured Party may (in its sole and absolute discretion) determine. The Secured Party shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Secured Party until the sale price is paid by the purchaser or purchasers thereof, but the Secured Party shall not incur any liability for the failure to collect or realize upon any or all of the

Collateral or for any delay in doing so and, in case of any such failure, shall not be under any obligation to take any action with respect thereto; provided, such Collateral may be sold again upon like notice. At any public sale made pursuant to this Section 4.4, the Secured Party may bid for or purchase, free from any right of redemption, stay or appraisal and all rights of marshalling, the Collateral and any other security for the Obligations or otherwise on the part of the Grantor (all said rights being also hereby waived and released by the Grantor to the fullest extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to the Secured Party from the Grantor as a credit against the purchase price, and the Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Secured Party shall be free to carry out such sale pursuant to such agreement, and the Grantor shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Secured Party shall have entered into such an agreement, all Events of Default shall have been remedied and any obligations to the Secured Party shall have been paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Secured Party may proceed by a suit or suits at law or in equity to foreclose this Security Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. In any action hereunder, the Secured Party shall be entitled to the appointment of a receiver without notice, to peaceably take possession of all or any portion of the Collateral and to exercise such powers as the court shall confer upon the receiver. Notwithstanding the foregoing, if an Event of Default shall occur and be continuing, the Secured Party shall be entitled to apply, without notice to the Grantor, any cash or cash items constituting Collateral in their possession to payment of the Obligations.

(b)

If an Event of Default shall occur and be continuing, the Secured Party shall, in addition to exercising any and all rights and remedies afforded to them hereunder, have all the rights and remedies of a secured party under all applicable provisions of law, including but not limited to, the Code.

(c)

The Grantor agrees that notwithstanding anything to the contrary contained in this Security Agreement, the Grantor shall remain liable under each contract or other agreement giving rise to Accounts and general intangibles and all other contracts or agreements constituting part of the Collateral and the Secured Party shall not have any obligation or liability in respect thereof.

(d)

After the occurrence and during the continuance of an Event of Default, upon the Secured Party's request, but subject to the rights of any other secured party having rights senior to the Secured Party, the Grantor shall deliver to the Secured Party all original and other documents, evidencing and relating to the sale and delivery of Inventory or Accounts, including but not limited to, all original orders, invoices and shipping receipts. The Grantor shall also furnish to the Secured Party, promptly upon the request of the Secured Party, such reports, reconciliations and aging balances regarding Accounts as the Secured Party may request from time to time.

4.5     Receiver. The Secured Party may appoint by instrument in writing one or more receivers, managers or receiver/manager for the Collateral or the business and undertaking of the Grantor pertaining to the Collateral (the "Receiver"). Any such Receiver will have, in addition to any other rights, remedies and powers which a Receiver may have at law, in equity or by statute, the rights and powers set out in Sections 4.2, 4.3 and 4.4 of this Security Agreement. In exercising such rights and powers, any Receiver will act as and for all purposes will be deemed to be the agent of the Grantor and the Secured Party will not be responsible for any act or default of any Receiver. The Secured Party may remove any Receiver and appoint another from time to time. No Receiver appointed by the Secured Party need be appointed by, nor need its appointment be ratified by, or its actions in any way supervised by, a court.

4.6     Right to Have Court Appoint a Receiver. The Secured Party may, at any time, apply to a court of competent jurisdiction for the appointment of a Receiver, or other official, who may have powers the same as, greater or lesser than, or otherwise different from, those capable of being granted to a Receiver appointed by the Secured Party pursuant to this Agreement.

4.7     Application of Proceeds. Unless the Secured Party otherwise directs, the proceeds of any sale of Collateral pursuant to this Security Agreement or otherwise, as any Collateral consisting of cash, shall be applied after receipt by the Secured Party as follows, subject to the rights of any other secured party having rights senior to the Secured Party:

First, to the payment of all reasonable costs, fees and expenses of the Secured Party and its agents, representatives and attorneys incurred in connection with such sale or with the retaking, holding, handling, preparing for sale (or other disposition) of the Collateral or otherwise in connection with this Security Agreement or any of the Obligations, including, but not limited to, the reasonable fees and expenses of the Secured Party's agents and attorneys' and court costs (whether at trial, appellate or administrative levels), if any, incurred by the Secured Party in so doing;

Second, to the payment of the outstanding balance of the Obligations; and

Third, to the Grantor or to such other Person as a court may direct.

4.8     Authority of Secured Party. The Secured Party shall have and be entitled to exercise all such powers hereunder as are specifically delegated to the Secured Party by the terms hereof, together with such powers as are reasonably incidental thereto. The Secured Party may execute any of its duties hereunder by or through its agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of such counsel concerning all matters pertaining to its duties hereunder.

4.9     Certain Waivers; Grantor Not Discharged. The Grantor expressly and irrevocably waives (to the extent permitted by applicable law) presentment, demand of payment and protest of nonpayment in respect of its Obligations under this Security Agreement. The obligations and duties of the Grantor hereunder are irrevocable, absolute, and unconditional and shall not be discharged, impaired or otherwise affected by (a) the failure of the Secured Party to assert any claim or demand or to enforce any right or remedy against the Grantor or any grantee under the provisions of this Security Agreement or any waiver, consent, extension, indulgence or other action or inaction in respect thereof, (b) any extension or renewal of any part of the Obligations, (c) any rescission, waiver, amendment or modification of any of the terms or provisions of any agreement related to this Security Agreement, (d) the release of any liens on or security interests in any part of the Collateral or the release, sale or exchange of or failure to foreclose against any security held by or for the benefit of the Secured Party for payment or performance of the Obligations, (e) the bankruptcy, insolvency or reorganization of the Grantor or any grantee or any other Persons, (f) any change, restructuring or termination of the corporate structure or existence of the Grantor or any grantee or any restructuring or refinancing of all or any portion of the Obligations, or (g) any other event that under law would discharge the obligations of a surety.

ARTICLE 5

MISCELLANEOUS

5.1     Further Assurances. The Grantor agrees, at its expense, to do such further things, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Secured Party may from time to time reasonably request for the better assuming and preserving of the security interests and the rights and remedies created hereby, including but not limited to, the execution and delivery of such additional conveyances, assignments, agreements and instruments, the payment of any fees and taxes required in connection with the execution and delivery of this Security Agreement, the granting of the security interests created hereby and the execution, filing and recordation of any financing statements (including fixture filings) or other documents as the Secured Party may deem reasonably necessary or desirable for the perfection of the security interests granted hereunder. The Grantor hereby authorizes the Secured Party, as a secured party under the Code, to file financing statements or continuation statements signed only by the Secured Party, and agrees to pay all expenses in connection with any such filing.

5.2     Effectiveness. This Security Agreement shall take effect immediately upon execution by the Grantor.

5.3     Continuing Lien. It is the intent of the parties hereto that the security interest provided for herein shall attach to after-acquired as well as existing Collateral.

5.4     Termination. Upon the earlier of (i) the payment in full of the Scheduled Payments and the occurrence of the Release (as defined in the Settlement Agreement), and (ii) the payment in full of the Payment Amount, the Secured Party shall reassign, redeliver and release (or cause to be so reassigned, redelivered and released), without recourse upon or warranty by the Secured Party, and at the sole expense of the Grantor, to the Grantor, against receipt therefor, such of the Collateral (if any) as shall not have been sold or otherwise applied by the Secured Party pursuant to the terms hereof and not theretofore reassigned, redelivered and released to the Grantor, together with appropriate instruments of reassignment and release.

5.5     Notices. All notices and other communications given to or made upon any party hereto in connection with this Security Agreement shall, except as otherwise expressly herein provided, be in writing (including telecopy, telexed or telegraphic communication) and mailed via certified mail, nationwide overnight courier service, telexed, telegraphed or delivered to the respective parties, as follows:

to the Secured Party:

America Online, Inc.

22000 AOL Way

Dulles, Virginia 20166

Attention: General Counsel

Facsimile: 703/265-1075

with a copy to:

Arnold & Porter

555 12th Street, N.W.

Washington, D.C. 20004-1202

Attention: Michael L. Bernstein

Facsimile: 202/942-5999

to the Grantor:

Zi Corporation of America, Inc.

c/o Zi Corporation of Canada

Suite 2100, 840 - 7 Avenue SW

Calgary, Alberta Canada T2P 3G2

Attention: General Counsel

Fax: 403/233-8878

with a copy to:

Blake, Cassels & Graydon LLP

Suite 3500, Bankers Hall East

855 2nd Street S.W.

Calgary, Alberta, Canada T2P 4J8

Attention: Ross Bentley

Fax: 403/260-9700

5.6     Successors and Assigns. Whenever in this Security Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Secured Party that are contained in this Security Agreement shall bind and inure to the benefit of its respective successors and assigns. The Grantor may not assign or transfer any of its rights or obligations hereunder except in conjunction with, and on the same terms as, any assignment or transfer of the rights and obligations of the Grantor in accordance with the terms of the Settlement Agreement.

5.7     Applicable Law. This Security Agreement shall be construed in accordance with and governed by the laws of the District of Columbia (without regard to conflicts of laws principles).

5.8     Waivers. No failure or delay of the Secured Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or future exercise thereof or the exercise of any other right or power. The rights and remedies of the Secured Party hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Security Agreement or consent to any departure by the Grantor therefrom shall in any event be effective unless the same shall be authorized as provided in Section 5.1 or Section 5.9, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Grantor in any case shall entitle the Grantor to any other or further notice or demand in similar or other circumstances.

5.9     Amendments. Neither this Security Agreement nor any provision hereof may be amended or modified except pursuant to an agreement or agreements in writing entered into by the Grantor and the Secured Party.

5.10     Severability. In the event any one or more of the provisions contained in this Security Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby.

5.11     Counterparts. This Security Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one contract, and shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall be delivered or mailed to the Secured Party.

5.12     Headings. Article and Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Security Agreement.

5.13     Waiver of Jury Trial. Grantor hereby expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any right, power, or remedy under or in connection with this Security Agreement, and agrees that any such action shall be tried before a court and not before a jury. The terms and provisions of this Section 5.13 constitute a material inducement for the Secured Party entering into the Security Agreement.

5.14     Interpretation. In the event of a conflict between this Security Agreement and the Settlement Agreement, the terms of such Settlement Agreement shall control.

5.15     Survival. Except as otherwise expressly set forth in this Security Agreement, all representations, warranties, covenants and agreements of the Grantor contained in this Security Agreement shall survive the execution, delivery and performance of this Security Agreement until the termination of this Security Agreement pursuant to Section 5.4 hereof.

5.16     Incorporation of Definitions. Each capitalized term used but not otherwise defined in this Security Agreement shall have the meaning ascribed to such term in the Settlement Agreement.

5.17     Subordination. Secured Party shall provide its written consent to subordination of the security interests granted pursuant to this Security Agreement to any liens granted by Grantor to third-party lenders (not affiliated with Grantor) who or which now, or in the future, provide secured financing to Grantor in the ordinary course of Grantor's business (including for the purpose of paying any of the Payment Amount), and shall execute appropriate documents, as necessary, to effectuate such subordination. Grantor shall pay Secured Party's reasonable attorneys fees and expenses incurred in responding to requests for such consent (not to exceed in any one case the amount of $5,000.00).

          IN WITNESS WHEREOF, the Grantor has executed this Security Agreement under seal as of the date first above written.

ZI CORPORATION OF AMERICA, INC.

[SEAL]

By:

Name:

Title:

Date:

Exhibit D

Press Release Attached Here

NEWS RELEASE

Zi Corporation and Tegic Communications Inc. Settle Patent Litigation

Dulles, Virginia and Calgary, Alberta--December 9, 2002 --Tegic Communications Inc., a subsidiary of America Online Inc., and Zi Corporation (Nasdaq: ZICA) (TSX: ZIC) today jointly announced that the patent infringement litigation between the two parties has been settled to their mutual satisfaction. The terms of the settlement agreement are confidential.

About Tegic Communications

Tegic Communications, a leading developer of software for wireless phones, was founded in 1995 to develop and market communication technologies for the telecommunications and computing industries and was acquired by America Online, Inc. in December 1999. Tegic Communications is headquartered in Seattle and has offices in the UK, Japan and China. Tegic's flagship product, T9 Text Input, is the leading alphabet-based and Chinese and Japanese character-based text input software. For more information about T9 Text Input, visit www.t9.com or AOL Keyword: T9 Text Input.

Tegic is a trademark and T9 is a registered trademark of Tegic Communications. All other trademarks or registered trademarks belong to their respective holders.

About Zi Corporation

Zi Corporation (www.zicorp.com) is a market-driven technology company delivering intelligent interface solutions to enhance the user experience of wireless and consumer technologies. The company's core technology products, eZiTap and eZiText, connect people to short messaging, e-mail, e-commerce, Web browsing and similar applications in almost any written language. eZiNet is a new network-based platform that enables handset manufacturers and network operators to provide users with access to media rich content and information stored on a network, despite the memory restrictions of the mobile device. Zi supports its strategic partners and customers from offices in Asia, Europe and North America. A publicly traded company, Zi Corporation is listed on the Nasdaq National Market (ZICA) and the Toronto Stock Exchange (ZIC

Certain statements in this press release that involve expectations or intentions (such as those relating to future deployments or planned cooperation) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The information in this press release is based on Zi Corporation's current expectations and assumptions, and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks include, among others, general business and economic conditions, competitive actions, continued acceptance of Zi Corporation's products and services and dependence on third party performance as well as the risks and uncertainties referred to in Zi Corporation's 20-F for the most recent calendar year that is filed with the Securities and Exchange Commission. The reader should not place undue reliance on such forward looking statements. Zi Corporation does not assume any obligation to update such forward looking statements.

# # # #

For more information:

Zi Corporation Dale Kearns, Chief Financial Officer 403 233 8875 investor@zicorp.com	America Online Inc. Nicholas Graham, Corporate Communications 703 265 1746

Confidential Business Information - Not for Public Distribution - To be Disclosed only Pursuant to Binding, Non-Disclosure Agreement

Exhibit E*

Agreed Excerpt of Section 3, Settlement Agreement, Attached Here